Exhibit 99.1

Mistras Group Announces Fourth Quarter 2017 Results
Highlights of the Fourth Quarter 2017*

•	Consolidated Q4 revenues increased 10%; Services segment revenues increased 17%

•	Q4 pretax income of $5.0 million increased 140%

•	Q4 net income was $0.9 million; non-GAAP net income of $4.4 million increased 127%

•	Q4 adjusted EBITDA of $17.8 million increased 24%

•	Q4 cash flows from operating activities was $20.0 million

*- All comparisons are versus the equivalent prior year period.

MISTRAS Group, Inc., March 12, 2018 4:01 PM

PRINCETON JUNCTION, N.J., March 12, 2018 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its fourth quarter ended December 31, 2017.

Consolidated revenues for the fourth quarter of 2017 were $187.6 million, 10% higher than the prior year period of $170.2 million. Services segment revenues were $146.0 million for the fourth quarter of 2017, 17% higher than $124.3 million in the prior year. The increase in revenues were due to the combined effect of organic growth coupled with acquisition expansion.

Pre-tax income for the fourth quarter of 2017 was $5.0 million, 140% higher than the prior year of $2.1 million. Fourth quarter 2017 net income was $0.9 million or $0.03 per diluted share, versus net income of $1.0 million or $0.03 per diluted share in the prior year period. Fourth quarter 2017 results included the following special items:

•
The impact of the Tax Act passed on December 22, 2017 which resulted in a net charge of $1.9 million in in the fourth quarter of 2017. The residual impact of the Tax Act, (exclusive of the following net-of-tax special items) reduced net income by $1.6 million or $0.05 per diluted share

•	Acquisition-related expense net; reduced operating income by $1.1 million ($0.9 million net-of-tax)

•	A reserve was increased for a litigation settlement; reduced operating income by $0.4 million ($0.5 million net-of-tax)

•	Severance pertaining to cost reductions; reduced operating income by $0.9 million ($0.6 million net-of-tax)

Excluding these special items, which include the total impact of the Tax Act, the Company’s net income would have been $4.4 million, or $0.15 per diluted share for the fourth quarter of 2017. All of these net-of-tax amounts are inclusive of the impact of the Tax Act passed on December 22, 2017.

Adjusted EBITDA for the fourth quarter was $17.8 million, 24% higher than the prior year amount of $14.4 million.
The Company generated $55.2 million of cash flows from operating activities and $34.7 million of free cash flow for full year 2017, both of which were reduced by the $6.3 million payment of a prior year legal settlement. The Company used its free cash flow to repurchase $15.9 million of common stock and partially fund its acquisitions.

The Company’s net debt (total debt of $181.5 million less cash and cash equivalents of $27.5 million) was $154.0 million at December 31, 2017. compared to $92.0 million at September 30, 2017. This increase in net debt was primarily attributable to the West Penn Acquisition which closed during the fourth quarter of 2017.

Performance by segment was as follows:

Services segment Q4 revenues increased by $21.7 million or 17% over prior year, attributable to high-single digit positive organic growth coupled with mid-single digit positive acquisition growth. Services segment gross profit margin improved by 170 bps year-over-year, resulting in an operating income improvement of $8.6 million, or 126% over prior year.

International segment Q4 revenues decreased by $5.6 million or 13% compared with prior year. International segment revenues were adversely impacted a double digit organic decline, offset by mid-single digit favorable impact of foreign exchange rates. International segment Q4 operating income declined by $4.3 million or 108% compared with prior year. These declines were driven by reductions in Germany and in the UK.

Products and Systems segment Q4 revenue increased by $0.3 million or 5% compared with prior year. Products and Systems segment Q4 operating income was essentially breakeven compared with a $0.7 million loss in the prior year period.

Chief Executive Officer Dennis Bertolotti stated, "I am particularly pleased with the performance of our Services segment in the quarter. As expected, market conditions throughout the second half of 2017 turned positive compared with an unusually low level of prior year activity. Our 2017 acquisitions are also performing above expectations.”

Mr. Bertolotti additionally stated, “We are working diligently to position the Company for its next phase of growth. We restructured the Services segment leadership team earlier in 2017 and as our Q4 results demonstrate, we are already seeing benefits from increased focus and accountability. Given stable petroleum prices, a growing aerospace business and our push into mechanical services expansion, this should enable strong improvement in 2018 and in the years to come.”

Mr. Bertolotti concluded, stating “In addition to these initiatives, we are also making steady progress on our previously announced $5 million cost reduction program. Our acquisition pipeline is also active with potential opportunities to grow and to diversify our Services business. We intend to continue to pursue this growth avenue to take advantage of what we expect will be a market that continues to improve throughout 2018.”

Guidance for 2018
The Company is introducing its planning assumptions and guidance for 2018. The Company expects that the present range for petroleum prices will persist for the foreseeable future, causing oil and gas customer spend for inspection services to be relatively stable. Information obtained from North American oil and gas customers suggests that their spending in the first half of 2018 will continue to improve over 2017 and the Company’s results are expected to reflect this dynamic.

The Company recently announced that a large customer plans to discontinue using the Company’s services beginning in the second quarter of 2018. Inclusive of this event, we expect Services Segment revenues to increase by approximately 1% to 3%, instead of approximately 10% that we had been planning. Services segment operating margins are expected to increase by 150 basis points in 2018, driven by improved levels of business and the beneficial impact of cost reductions made in 2017.

International segment revenues are expected to improve by approximately 10%, driven by a mix of organic growth and foreign exchange benefit from a weaker US dollar. International segment operating margins are expected to increase by more than 400 basis points in 2018, driven by the beneficial impact of expected organic growth and cost reductions made in 2017.

Products and Systems segment revenues are expected to decline somewhat, as the impact of expected organic growth from core operations is more than offset by lost revenues from a subsidiary that is held for sale.

Total revenues for 2018 are expected to be between $715 million to $730 million. The Company’s adjusted EBITDA is expected to increase by 22% to 30% over 2017, to between $78 million and $83 million. The Company is still assessing the impact of the recent tax reform act on the Company’s effective tax rate for 2018.

The Company expects that its operating cash flow will approximate $70 million. Capital expenditures are expected to be between $15 million and $20 million.

Conference Call
In connection with this release, Mistras will hold a conference call on March 13, 2018 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 4199929 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the Mistras Website.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Director, Marketing Communications at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Transition Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to Mistras Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A Reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt and capital lease obligations, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$27,541	$19,154
Accounts receivable, net	138,080	130,852
Inventories	10,503	10,017
Deferred income taxes	—	6,230
Prepaid expenses and other current assets	18,884	16,399
Total current assets	195,008	182,652
Property, plant and equipment, net	87,143	73,149
Intangible assets, net	63,739	40,007
Goodwill	203,438	169,940
Deferred income taxes	1,606	1,086
Other assets	3,507	2,593
Total Assets	$554,441	$469,427

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$10,362	$6,805
Accrued expenses and other current liabilities	65,561	58,697
Current portion of long-term debt	2,358	1,379
Current portion of capital lease obligations	5,875	6,488
Income taxes payable	6,069	4,342
Total current liabilities	90,225	77,711
Long-term debt, net of current portion	164,520	85,917
Obligations under capital leases, net of current portion	8,738	9,682
Deferred income taxes	8,803	17,584
Other long-term liabilities	11,363	7,789
Total Liabilities	283,649	198,683

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 28,294,968 and 29,216,745 shares issued	282	292
Additional paid-in capital	222,425	217,211
Treasury stock at cost, 0 and 420,258 shares	—	(9,000)
Retained earnings	64,717	91,803
Accumulated other comprehensive loss	(16,805)	(29,724)
Total Mistras Group, Inc. stockholders’ equity	270,619	270,582
Non-controlling interests	173	162
Total Equity	270,792	270,744
Total Liabilities and Equity	$554,441	$469,427

Mistras Group, Inc. and Subsidiaries
Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2017	2016 (unaudited)	2017	2016 (unaudited)

Revenue	$187,643	$170,156	$700,970	$684,762
Cost of revenue	132,093	116,902	492,238	468,929
Depreciation	5,230	5,276	21,020	21,699
Gross profit	50,320	47,978	187,712	194,134
Selling, general and administrative expenses	39,535	41,648	153,025	148,914
Impairment charges	—	—	15,810	—
Research and engineering	521	742	2,272	2,670
Depreciation and amortization	2,510	2,549	10,363	10,689
Acquisition-related expense (benefit), net	1,071	94	482	(5)
Litigation charges	400	—	1,600	6,320
Income from operations	6,283	2,945	4,160	25,546
Interest expense	1,273	857	4,386	3,075
Income (loss) before provision for income taxes	5,010	2,088	(226)	22,471
Provision for income taxes	4,141	1,100	1,942	8,008
Net income (loss)	869	988	(2,168)	14,463
Less: net (loss) income attributable to non-controlling interests, net of taxes	(15)	25	7	54
Net income (loss) attributable to Mistras Group, Inc.	$884	$963	$(2,175)	$14,409
Earnings (loss) per common share:
Basic	$0.03	$0.03	$(0.08)	$0.50
Diluted	$0.03	$0.03	$(0.08)	$0.48
Weighted average common shares outstanding:
Basic	28,294	28,943	28,422	28,960
Diluted	29,410	29,920	28,422	30,114

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Revenues
Services	$146,000	$124,289	$543,565	$519,378
International	37,906	43,486	144,265	148,761
Products and Systems	6,372	6,094	23,297	26,049
Corporate and eliminations	(2,635)	(3,713)	(10,157)	(9,426)
	$187,643	$170,156	$700,970	$684,762

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Gross profit
Services	$38,728	$30,880	$139,160	$133,532
International	9,255	14,699	38,974	48,372
Products and Systems	2,485	2,481	9,798	11,956
Corporate and eliminations	(148)	(82)	(220)	274
	$50,320	$47,978	$187,712	$194,134

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) before Special Items (non-GAAP)
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Services:
Income from operations (GAAP)	$15,466	$6,856	$46,677	$37,788
Litigation charges	—	—	—	6,320
Bad debt provision for a customer bankruptcy	—	—	1,200	—
Severance costs	69	34	561	77
Asset write-offs and lease terminations	—	—	123	—
Acquisition-related expense (benefit), net	440	(109)	392	(232)
Income before special items (non-GAAP)	15,975	6,781	48,953	43,953
International:
(Loss) income from operations (GAAP)	(330)	3,983	3,537	12,908
Severance costs	600	384	1,055	1,184
Asset write-offs and lease terminations	—	1,042	—	1,042
Acquisition-related expense (benefit), net	—	11	(501)	(42)
Income before special items (non-GAAP)	270	5,420	4,091	15,092
Products and Systems:
Loss from operations (GAAP)	(77)	(740)	(16,991)	(180)
Impairment charges	—	—	15,810	—
Severance costs	18	14	18	31
Loss before special items (non-GAAP)	(59)	(726)	(1,163)	(149)
Corporate and Eliminations:
Loss from operations (GAAP)	(8,776)	(7,154)	(29,063)	(24,970)
Litigation charges	400	—	1,600	—
Severance costs	184	—	184	133
Acquisition-related expense (benefit), net	631	192	591	269
Loss before special items (non-GAAP)	(7,561)	(6,962)	(26,688)	(24,568)
Total Company:
Income from operations (GAAP)	$6,283	$2,945	$4,160	$25,546
Litigation charges	400	—	1,600	6,320
Impairment charges	—	—	15,810	—
Bad debt provision for a customer bankruptcy	—	—	1,200	—
Severance costs	871	432	1,818	1,425
Asset write-offs and lease terminations	—	1,042	123	1,042
Acquisition-related expense (benefit), net	1,071	94	482	(5)
Income before special items (non-GAAP)	$8,625	$4,513	$25,193	$34,328

Mistras Group, Inc. and Subsidiaries
Summary Cash Flow Information
(in thousands)

	For the year ended December 31,
	2017	2016
Net cash provided by (used in):		(unaudited)
Operating activities	$55,239	$63,211
Investing activities	(102,797)	(22,408)
Financing activities	53,605	(30,031)
Effect of exchange rate changes on cash	2,340	(1,217)
Net change in cash and cash equivalents	$8,387	$9,555

Mistras Group, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

For the year ended December 31, 2017
GAAP: Net cash provided by operating activities	$55,239
Less:
Purchases of property, plant and equipment	(19,314)
Purchases of intangible assets	(1,255)
Non-GAAP: Free cash flow	$34,670

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) to Adjusted EBITDA
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016

Net income (loss)	$869	$988	$(2,168)	$14,463
Less: net (loss) income attributable to non-controlling interests, net of taxes	(15)	25	7	54
Net income (loss) attributable to Mistras Group, Inc.	$884	$963	$(2,175)	$14,409
Interest expense	1,273	857	4,386	3,075
Provision for income taxes	4,141	1,100	1,942	8,008
Depreciation and amortization	7,740	7,825	31,383	32,388
Share-based compensation expense	1,436	2,163	6,575	7,324
Litigation charges	400	—	1,600	6,320
Impairment charges	—	—	15,810	—
Acquisition-related expense (benefit), net	1,071	94	482	(5)
Severance	871	433	1,818	1,425
Asset write-offs and lease terminations	—	1,042	123	1,042
Bad debt provision for unexpected customer bankruptcy	—	—	1,200	—
Foreign exchange (gain) loss	7	(107)	604	(1,461)
Adjusted EBITDA	$17,823	$14,370	$63,748	$72,525

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2017 (1)	2016	2017 (1)	2016
Net income (loss) (GAAP)	$884	$963	$(2,175)	$14,409
Impairment charges	—	—	11,860	—
Severance	617	289	1,249	967
Bad debt provision for a customer bankruptcy	—	—	908	—
Asset write-offs and lease terminations	—	691	82	691
Residual impact of tax act	1,565	—	(662)	—
Acquisition-related expense (benefit), net	874	(5)	251	96
Litigation charges	461	—	1,211	3,935
Net income Excluding Special Items (non-GAAP)	$4,401	$1,938	$12,724	$20,098

Diluted EPS (GAAP)	$0.03	$0.03	$(0.08)	$0.48
Impairment charges	—	—	0.40	—
Severance	0.02	0.01	0.04	0.03
Bad debt provision for a customer bankruptcy	—	—	0.03	—
Asset write-offs and lease terminations	—	0.02	0.01	0.02
Residual impact of tax act	0.05	—	(0.02)	—
Acquisition-related expense (benefit), net	0.03	—	0.01	0.01
Litigation charges	0.02	—	0.04	0.13
Diluted EPS Excluding Special Items (non-GAAP)	$0.15	$0.06	$0.43	$0.67

(1) - On December 22, 2017, the United States enacted fundamental changes to federal tax law following passage of the Tax Act, (the “Tax Act”). Accordingly, during the three months ended December 31, 2017, the Company recorded a net charge of $1.9 million attributable to three items; i) a charge of $3.9 million due to the transition tax ii) a net tax benefit of $2.3 million due to the remeasurement of federal deferred tax assets and liabilities from 35% to 21% and iii) a $0.3 million charge attributable to reducing deferred tax assets due to changes made to executive compensation rules pursuant to the Tax Act. In reconciling net income and diluted earnings per share to non-GAAP measures, the Company allocated all the related tax effects inclusive of the Tax Act, as recorded during three months ended December 31, 2017, to the specific special items. The remaining tax impact of the Tax Act was reflected as a residual impact in the non-GAAP reconciliation. For the three months ended December 31, 2017, $0.3 million of net expense is included net-of-tax within the special items and $1.6 million of net expense is reported as a residual impact. For the year ended December 31, 2017, $2.6 million of net expense is recorded net-of-tax within the special items and $0.7 million of net benefit is reflected as a residual impact.